Exhibit 99.14
FIFTH AMENDMENT TO REPURCHASE AGREEMENT
This FIFTH AMENDMENT TO REPURCHASE AGREEMENT, dated as of May 21, 2018 (this “Amendment”), is made by and among Cactus Holding Company II, LLC, (“Cactus II”) and Citigroup Global Markets Limited (“CGML”), represented by Citigroup Global Markets Inc. as its agent (“CGMI”).  Capitalized terms used but not defined herein shall have the meanings assigned in the Repurchase Agreement (as defined below).
WITNESSETH:
1.
Cactus II and CGML, represented by CGMI as its agent, have entered into a Securities Sale and Repurchase Agreement, dated as of May 30, 2014, as amended by the Amended & Restated Swift Transportation Company Prepaid Variable Share Forward Commitment Letter, Waiver and Amendment Agreement, dated as of October 7, 2015, between Cactus II, CGML, represented by CGMI as agent, Jerry C. Moyes, Cactus Holding Company, LLC, M Capital Group Investors II, LLC and Citibank, N.A., as amended by the Amendment to Repurchase Agreement, dated as of May 18, 2016, between Cactus II and CGML, represented by CGMI as agent, as amended by the Second Amendment to Repurchase Agreement, dated as of July 27, 2016, between Cactus II and CGML, represented by CGMI as agent, as amended by the Third Amendment to Repurchase Agreement, dated as of November 18, 2016, between Cactus II and CGML, represented by CGMI as agent, and as amended by the Fourth Amendment to Repurchase Agreement, dated as of November 16, 2017, between Cactus II and CGML, represented by CGMI as agent (as amended, the “Repurchase Agreement”); and

2.	Cactus II and CGML have agreed to amend certain provisions of the Repurchase Agreement, upon the following terms and conditions.
NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS CONTAINED HEREIN, IN THE REPURCHASE AGREEMENT AND IN THE OTHER TRANSACTION DOCUMENTS, THE PARTIES HEREBY AGREE AS FOLLOWS:
1.	Amendments to Repurchase Agreement. CGMI, as agent for CGML, and Cactus II hereby agree to amend the Repurchase Agreement as follows:
1.1.          The reference to “August 14, 2018” in clause (vi) of the definition of “Termination Date” is hereby replaced with a reference to “February 15, 2019.”
2.	Representations. Cactus II represents to CGML that:
                2.1            Status.  It is duly organized and validly existing under the laws of the jurisdiction of its organization and, if relevant under such laws, in good standing;

2.2.          Powers.  It has the power to execute and deliver this Amendment and to perform its obligations under this Amendment and has taken all necessary action to authorize such execution, delivery and performance;
2.3.          No Violation or Conflict.  Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

2.4.          Consents.  All governmental and other consents that are required to have been obtained by it with respect to this Amendment have been obtained and are in full force and effect and all conditions of any such consents have been complied with;
2.5.          Obligations Binding.  Its obligations under this Amendment constitute its legal, valid and binding obligations, enforceable in accordance with its respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)); and
2.6.          Absence of Certain Events.  No Event of Default has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Amendment.
3.
Continuing Effect.  Except as expressly amended by this Amendment, the Repurchase Agreement and the other Transaction Documents remain in full force and effect in accordance with their terms, and are hereby in all respects ratified and confirmed.  All references to the Repurchase Agreement in the Repurchase Agreement or any document related thereto shall for all purposes constitute references to the Repurchase Agreement as amended hereby.

4.	Incorporation by Reference. Sections 4.3, 11, 12, 13, 17, 18, 19, 21 and 22 of the Repurchase Agreement shall apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

CACTUS HOLDING COMPANY II, LLC

By: Jerry and Vickie Moyes Family Trust, its Manager

By:	/s/ Jerry C. Moyes
Name:	Jerry C. Moyes
Title:	Co-Trustee of the Manager

By:	/s/ Vickie Moyes
Name:	Vickie Moyes
Title:	Co-Trustee of the Manager
CITIGROUP GLOBAL MARKETS INC., as agent for CITIGROUP GLOBAL MARKETS LIMITED

By:	/s/ James Heathcote
Authorized Signatory

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